Exhibit 99.1

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Daniel J. Doyle
President/CEO
(559) 298-1775

CENTRAL VALLEY COMMUNITY BANCORP REPORTS

PROFITABLE SECOND QUARTER EARNINGS

CLOVIS, CALIFORNIA…July 11, 2002… Central Valley Community Bancorp (OTC Bulletin Board: CVCY) the parent company for Central Valley Community Bank reported today net income of $609,000 for the quarter ending June 30, 2002, an increase of 22%, compared to $500,000 for the same period in 2001.

Net income for second quarter 2002 reflects non-recurring expenses of $258,000 associated with changing the Bank’s name from Clovis Community Bank to Central Valley Community Bank and the formation of a Real Estate Investment Trust.

Net income of $1,292,000 was reported for the 6-month period ending June 30, 2002, an increase of 6% over the same period in 2001.

Average assets grew to $231,859,000 for the 6-month period ending June 30, 2002, compared to $197,620,000 for the same period ending June 30, 2001, an increase of 17%.  Average gross loans grew 40% and average deposits increased 12% for the 6-month period ending June 30, 2002 compared to the same period in 2001.

“This has been a milestone year in the 22-year history of our Bank. A year that began with the establishment of a branch office in Sacramento, and led to the recent announcement of our new name — Central Valley Community Bank — which has been met with overwhelming acceptance. Other significant achievements were made along the way, including the relocation of our River Park office to a larger 5,000 sq. ft. stand-alone facility, the expansion of our Fig Garden Village office due for completion in the fall, and the launch of popular new products like FREE Checking with Overdraft Privilege. Adding to the year’s good news is the financial growth the Bank has experienced through the 2nd quarter, led by the continued strength of our real estate and commercial lending. This has been a tremendous year so far, and we have every reason to expect the excitement to continue,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB.  Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 under the name Clovis Community Bank, and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates six full-service offices in Clovis, Fresno, Prather, and Sacramento.  Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno.  Investment services, provided by Investment Centers of America are housed at the Bank’s Main office in Clovis and the River Park office in Fresno.  Members of Central Valley Community Bancorp and the Bank’s Boards of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.  Additional information about Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Month Periods Ended June 30, 2002 and 2001

(In Thousands Except Earnings Per Share Amounts)

(Unaudited)	For the Three Months Ended June 30		For the Six Months Ended June 30
	2002	2001	2002	2001
INTEREST INCOME:
Interest and fees on loans	$2,831	$2,541	$5,441	$5,093
Interest on Federal funds sold	21	83	45	140
Interest and dividends on investment securities:
Taxable	630	860	1,288	1,893
Exempt from Federal income taxes	120	118	241	236
Interest on deposits with other banks	1	1	1	3
Total interest income	3,603	3,603	7,016	7,365
INTEREST EXPENSE:
Interest on deposits	581	1,103	1,196	2,319
Other	102	—	163	11
Total interest expense	683	1,103	1,359	2,330
Net interest income before provision for credit losses	2,920	2,500	5,657	5,035
PROVISION FOR CREDIT LOSSES	—	35	—	497
Net interest income after provision for credit losses	2,920	2,465	5,657	4,538
NON-INTEREST INCOME:
Service charges	538	316	890	565
Rentals from equipment leased to others	274	344	620	689
Loan placement fees	64	54	147	96
Net realized gain on sales of investment securities	—	55	26	371
Other income	191	221	385	1,064
Total non-interest income	1,067	990	2,068	2,785
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,525	1,328	2,926	2,587
Occupancy and equipment	322	226	570	451
Depreciation and provision for losses on equipment leased to others	247	301	494	752
Other expense	1,046	796	1,832	1,605
Total non-interest expenses	3,140	2,651	5,822	5,395
Income from continuing operations before income taxes	847	804	1,903	1,928
INCOME TAX EXPENSE	238	274	611	674
Income from continuing operations after income taxes	609	530	1,292	1,254
DISCONTINUED OPERATIONS:
Loss from operations of Clovest less applicable income tax benefit of $17for the quarter ended June 30, 2001 and $22 for the six months ended June 30, 2001		(30)		(33)
Net income	$609	$500	$1,292	$1,221

Basic earnings per share from continuing operations	$0.47	$0.41	$1.00	$0.96
Diluted earnings per share from continuing operations	$0.45	$0.40	$0.95	$0.94
Basic earnings per share	$0.47	$0.39	$1.00	$0.93
Diluted earnings per share	$0.45	$0.38	$0.95	$0.92

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2002 AND DECEMBER 31, 2001

	30-Jun-02	30-Jun-02
(In Thousands Except Share Amounts)	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$15,593	$13,863
Interest bearing deposits with other banks	100	100
Federal funds sold	10,467	4,160
Available for sale investment securities (Book value of $55,305 at June 30, 2002 and $58,843 at December 31, 2001)	57,309	60,586
Loans less allowance for credit losses of $2,389 at June 30, 2002 and $2,474 at December 31, 2001	152,279	130,797
Equipment leased to others, net	723	1,217
Bank premises and equipment, net	2,881	1,864
Accrued interest receivable and other assets	8,466	6,479
Total assets	$247,818	$219,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$61,549	$49,016
Interest bearing	146,032	143,116
Total deposits	207,581	192,132
Short-term borrowings	7,000	1,000
Long-term borrowings	8,000	2,000
Accrued interest payable and other liabilities	3,011	3,106
Total liabilities	225,592	198,238

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 20,000,000 shares authorized, 1,294,283 and 1,285,357 shares issued and outstanding at June 30, 2002 and December 31, 2001	6,129	6,049
Retained earnings	14,895	13,733
Accumulated other comprehensive income	1,202	1,046
Total shareholders’ equity	22,226	20,828
Total liabilities and shareholders’ equity	$247,818	$219,066

	6/30/2002	6/30/2001
	(Unaudited)	(Unaudited)

Selected Financial Data:
Annualized Return on:
Average Assets	1.11%	1.01%
Average Equity	11.92%	10.97%

Net Interest Margin	5.48%	5.74%